Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 4, 2023 pertaining to the Physicians Realty Trust Amended and Restated 2013 Equity Incentive Plan and the Physicians Realty Trust Amended and Restated 2015 Employee Stock Repurchase Plan, of our reports dated February 24, 2023, with respect to the consolidated financial statements and schedules of Physicians Realty Trust and the effectiveness of internal control over financial reporting of Physicians Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
May 4, 2023